Exhibit 5.1

September 4, 2026

SOL Strategies Inc.

217 Queen Street West, Suite 401

Toronto, Ontario

Canada M5V 0R2

Ladies and Gentlemen:

Re:  SOL Strategies Inc. - Registration Statement on Form S-8

We have acted as Canadian counsel to SOL Strategies Inc. (the “Company”), a corporation organized under the Business Corporations Act (Ontario) (the “OBCA”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 4, 2026, relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 3,908,245 common shares in the capital of the Company (the “Common Shares”) consisting of: (i) 992,922 Common Shares (“Primary Shares”) issuable or deliverable pursuant to future grants of awards (“Awards”) under the Company’s Amended and Restated Omnibus Equity Incentive Plan dated December 4, 2024, (the “Plan”); and (ii) 2,915,323 Common Shares (“Existing Option Shares”) issuable pursuant to outstanding options granted under the Plan (“Options”).

The Registration Statement also relates to the registration for resale from time to time of up to 52,064 Common Shares issued or issuable upon the settlement of restricted share units (“RSUs”) granted under the Plan (collectively, the “Resale Shares”, and, together with the Primary Shares and the Existing Options Shares, the “Shares”) by or on behalf of the selling shareholders or their permitted transferees described in the reoffer prospectus included in the Registration Statement.

Examinations

In order to render our opinion, we have examined and are relying on originals or copies of the following documents:

(a)	the Registration Statement;

(b)	the Plan;

(c)	a certificate of an officer of the Company dated as of the date hereof certifying certain factual matters (the “Opinion Support Certificate”), including without limitation:

(i)	the constating documents of the Company (the “Constating Documents”);

(ii)	resolutions of the board of directors of the Company in connection with the approval of the Shares;

(iii)	resolutions of the shareholders of the Company in connection with the approval of the Plan;

(iv)	resolutions of the board of directors of the Company in connection with the approval of the Registration Statement; and

(d)	a certificate of status dated the date hereof issued under the Business Corporations Act (Ontario) in respect of the Company.

We have considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinion.

Jurisdiction

The opinion expressed herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein having the force of law on the date hereof (collectively, “Ontario Law”). We express no opinion as to whether the laws of any particular jurisdiction other than Ontario Law are applicable to the subject matter hereof. Our opinion is expressed as of the date hereof and we assume no obligation to revise or supplement this opinion should Ontario Law change subsequent to the date hereof by legislative action, judicial decisions or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinion, we have made the following assumptions and have relied upon the following:

(a)	the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter;

(b)	the parties to all executed documents or documents to be executed, excluding the Company, have legal capacity, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, the validity, binding effect, and enforceability of such documents on all such parties;

(c)	all facts set forth and statements made in certificates supplied by directors and/or officers of the Company, including the Opinion Support Certificate, are and remain true, accurate and complete;

(d)	(i) all Awards have been and will be granted by the Company only in accordance with the terms of the Plan and, in the case of future Awards and Primary Shares, will be duly approved by the board of directors of the Company, and (ii) the Shares have been or will be duly issued and sold only in accordance with the terms of and upon the due exercise or vesting of the applicable Awards, and otherwise in accordance with the terms of the Plan;

(e)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(f)	none of the documents, originals or copies of which we have examined, has been amended supplemented or revoked; and

(g)	all relevant individuals had full legal capacity at all relevant times.

As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

When our opinion refers to the Shares of the Company as being “fully-paid and non-assessable”, we express no opinion as to actual receipt by the Company of the consideration for the issuance of such Shares or as to the sufficiency of the consideration received by the Company therefor.

Opinion

On the basis of the foregoing and subject to the qualifications and limitations herein expressed, we are of the opinion that:

1.	the Primary Shares issuable pursuant to future Awards granted in accordance with the Plan, upon the due exercise or vesting, as applicable, of such Awards in accordance with the terms of the Plan and their respective grant, including receipt by the Company of the full consideration therefor, will be issued as fully-paid and non-assessable Common Shares in the capital of the Company;

2.	the Existing Option Shares issuable pursuant to outstanding Options granted in accordance with the Plan, upon the due exercise of such Options in accordance with the terms of the Plan and their grant, including receipt by the Company of the full consideration therefor, will be issued as fully-paid and non-assessable Common Shares in the capital of the Company; and

3.	the Resale Shares have been validly issued, or will be issued, as fully paid and non-assessable Common Shares.

Qualifications and Limitations

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the SEC promulgated thereunder.

This opinion is furnished solely for the benefit of the Company in connection with the registration of the Shares pursuant to the Registration Statement. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP